                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ONEIDA LTD.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                  ONEIDA LTD.
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                     ONEIDA
                         ONEIDA LTD., ONEIDA, NY 13421

   WILLIAM D. MATTHEWS
  Chairman of the Board
 Chief Executive Officer

                                                                  April 28, 1995

To Our Stockholders:

  You are cordially invited to attend Oneida Ltd.'s 114th Annual Meeting on May 31, 1995.

  Details regarding time and place as well as the matters which will be considered at the meeting are described in the accompanying Notice and Proxy Statement.

  We hope that you can attend. However, whether or not you plan to attend, please sign and date the enclosed proxy card and return it promptly in the postpaid envelope we have provided. This will enable you to vote on the business to be transacted, whether or not you attend the meeting.

                                          Sincerely,

                                          /s/ William D. Matthews

                                  ONEIDA LTD.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 31, 1995

                               ----------------

Notice is Hereby Given that the Annual Meeting of Stockholders of ONEIDA LTD. will be held in the Big Hall of the Mansion House at Kenwood in the City of Oneida, New York, on May 31, 1995 at 2 p.m. for the following purposes:

  (a) to elect three directors for a three-year term and until their respective successors shall be elected and qualify;

  (b) to consider and vote upon a proposal to approve the appointment of Coopers & Lybrand as independent auditors for the fiscal year ending January 27, 1996;

  (c) to consider and vote upon an amendment to the Oneida Ltd. Employee Stock Purchase Plan to authorize an additional five hundred thousand (500,000) shares of Common Stock for sale under the Plan; and

  (d) to transact such other business as may properly come before the meeting or any adjournment of it.

  Only holders of Common Stock of record at the close of business on April 17, 1995 are entitled to notice of or to vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Catherine H. Suttmeier
                                              CATHERINE H. SUTTMEIER
                                                                   Secretary

Oneida, New York
April 28, 1995

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE SO YOUR STOCK CAN BE VOTED IN ACCORDANCE WITH THE TERMS OF THE PROXY STATEMENT.

                                   ONEIDA LTD.
                             ONEIDA, NEW YORK 13421

                               ----------------

                                PROXY STATEMENT

  The solicitation of the enclosed proxy is made by the Board of Directors of Oneida Ltd. (the "Corporation"), which will bear the cost of the solicitation. Regular employees of the Corporation may solicit proxies personally or by telephone, the expense of which, including out-of-pocket expenses and charges which may be incurred or made by nominees or custodians solicited in obtaining authorization from their principals to execute proxies, will be borne by the Corporation. The Corporation has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from banks, brokers and nominees for an estimated fee of $6,000.

  Proxies and proxy soliciting material were first mailed to stockholders on or about April 28, 1995.

  Only holders of Common Stock of the Corporation of record as of the close of business April 17, 1995 are entitled to vote at the Annual Meeting. As of that date, there were outstanding 10,920,206 shares of Common Stock, each share of which is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary for a quorum at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists the only stockholders known to the Corporation to be beneficial owners of more than five percent of the Corporation's Common Stock as of December 31, 1994.

                                                                 PERCENTAGE OF
                                                                TOTAL NUMBER OF
                   NAME AND ADDRESS                 NUMBER OF     OUTSTANDING
                 OF BENEFICIAL OWNERS              SHARES OWNED     SHARES
                 --------------------              ------------ ---------------
Chase Manhattan Bank, N.A.........................  1,645,740        15.1%
Trustee for the Benefit of the Oneida Ltd.
Employee Stock Ownership Plan
P.O. Box 1412
Rochester, NY 14603(1)

National Rural Electric Cooperative Association...    728,360         6.7%
Retirement and Security Program
1800 Massachusetts Avenue, N.W.
Washington, D.C. 20036(2)

- --------
(1) On June 8, 1987, the Corporation established an Employee Stock Ownership Plan for the benefit of its Oneida Ltd. employees. The individual employee participants have sole voting power for the shares. The Corporation is the named fiduciary and administrator of the plan, and a committee appointed by the Board of Directors has sole dispositive power with regard to the shares, except that the individual employee participants have dispositive powers with regard to the shares in the event of a tender offer or any other offer or option to buy or exchange a significant number of shares in the trust. Chase Manhattan Bank, N.A., as trustee for the plan, has no discretionary power over the shares.

(2) The Corporation has received copies of a Schedule 13G filed with the Securities and Exchange Commission by the National Rural Electric Cooperative Association Retirement and Security Program reporting beneficial ownership. This stockholder is described in the Schedule as an "Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund."

                       ACTION TO BE TAKEN UNDER THE PROXY

  Unless the giver of the proxy directs otherwise, the shares represented by the accompanying proxy will be voted (a) for the election of three directors for a three-year term; (b) for the proposal to approve the appointment of Coopers & Lybrand as independent auditors; and (c) for the amendment to the Oneida Ltd.

Employee Stock Purchase Plan to authorize an additional five hundred thousand (500,000) shares of Common Stock for sale under the Plan. In each case where the giver of a proxy has directed that the proxy be voted otherwise, it will be voted according to the direction given. As to any other business which properly comes before the meeting or any adjournment of it, the persons acting under the proxy intend to vote according to their judgment; but Management is not aware of any such other matters of business.

                              REVOCATION OF PROXY

  Anyone who gives a proxy may still vote in person. The giver may revoke the proxy at any time before it has been exercised. In this event, written notice of revocation should be filed with the Secretary of the Corporation.

                     SIGNATURES ON PROXIES IN CERTAIN CASES

  If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or administrator, whose title should follow the signature. If a stockholder is a corporation, the enclosed proxy should be signed by an executive officer, whose title should be indicated.

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

  The Corporation's Board of Directors is divided into two classes of four directors and one class of three directors, each serving staggered three-year terms. At the 1995 Annual Meeting, the stockholders are being asked to elect three directors for a three-year term expiring at the 1998 Annual Meeting. An affirmative vote of the majority of shareholders present in person or by proxy is necessary for the election of these directors.

  The three nominees are members of the present Board of Directors and were elected to three-year terms in 1992.

  Each nominee has consented to being named in this Proxy Statement and to serve if elected. The Management has no reason to believe that any of the nominees will be unable or unwilling to serve. Should any nominee named in the table become unable or unwilling to accept nomination or election as a director, the persons acting under the proxy intend to vote for the election in his stead of such other person as the Management may recommend.

  In addition to information regarding the nominees and directors, the following table and footnotes show the amount and percent of equity securities of the Corporation beneficially owned, directly or indirectly, by each nominee, director or named executive officer and all directors and officers as a group. These individuals have sole voting and investment power with respect to such securities except as set forth in the footnotes to the table.

 NAME, PRINCIPAL OCCUPATION AND                                      SHARES OF
   SELECTED OTHER INFORMATION                                       COMMON STOCK
CONCERNING NOMINEES AND DIRECTORS                                BENEFICIALLY OWNED
      AND CERTAIN OFFICERS                                         MARCH 11, 1995
- ---------------------------------                                ------------------
              NOMINEES FOR A THREE-YEAR TERM EXPIRING MAY 27, 1998

WILLIAM F. ALLYN (a) (b)......     President, Welch Allyn, Inc.         550
Director since 1989, Age 59

Mr. Allyn has held the above position for more than the past five years. Mr. Allyn is a director of Niagara Mohawk Power Corporation and ONBANC Corp., Inc., parent of OnBank.

 NAME, PRINCIPAL OCCUPATION AND                                   SHARES OF
   SELECTED OTHER INFORMATION                                    COMMON STOCK
CONCERNING NOMINEES AND DIRECTORS                             BENEFICIALLY OWNED
      AND CERTAIN OFFICERS                                      MARCH 11, 1995
- ---------------------------------                             ------------------

DAVID E. HARDEN (b) (c).......   Chairman of the Board,              36,655
Director since 1977, Age 67      Harden Furniture Co., Inc.

Mr. Harden has held the above position for more than the past five years. Mr. Harden is a director of Utica Mutual Insurance Co.

WALTER A. STEWART (c).........   Senior Vice President,              38,140(1)
Director since 1978, Age 62      Manufacturing and
                                 Engineering, Oneida
                                 Silversmiths Division

Mr. Stewart has held the above position for more than the past five years.


         DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES MAY 29, 1996

ROBERT F. ALLEN (a) (b).......   Former Chairman of the Board           302
Director since 1987, Age 71      and Chief Executive Officer,
                                 Carrier Corporation

Mr. Allen retired from Carrier on February 1, 1987. He had been employed by Carrier in various engineering and management positions since 1945.

EDWARD W. DUFFY (a) (b).......   Former Chairman of the Board         1,815
Director since 1984, Age 68      and Chief Executive Officer,
                                 Marine Midland Banks, Inc.

Mr. Duffy has been retired since 1983. He is a director of the following companies: W.R. Grace Co., Niagara Mohawk Power Corporation, Utica Mutual Insurance Co., and Columbus McKinnon Corp. (2)

GLENN B. KELSEY (c)...........   President, Oneida                   41,701(1)
Director since 1989, Age 43      Foodservice and
                                 International Divisions

Mr. Kelsey has served as President of Oneida Foodservice for more than the past five years. In May, 1991, he was given the additional responsibility of President, Oneida International Division.

RAYMOND T. SCHULER (a) (b)....   Former Vice Chairman,                2,638
Director since 1988, Age 65      President and Chief
                                 Executive Officer, The
                                 Business Council of
                                 New York State, Inc.

Mr. Schuler served as the founding President and the Chief Executive Officer of the Business Council of New York State since its inception in 1980 and prior to that was the President and Chief Executive Officer of Associated Industries of New York State. He also served under Governors Rockefeller, Wilson and Carey as the Commissioner of the New York State Department of Transportation. Mr. Schuler is a director of Consolidated Rail Corporation, and Northeast Savings Bank, F.A.


         DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES MAY 28, 1997

GEORGIA S. DERRICO (a) (b)....   Chairman of the Board,               8,099
Director since 1982, Age 50      President and Chief
                                 Executive Officer Southern
                                 Financial Federal Savings
                                 Bank

Ms. Derrico has held the above position for more than the past five years.

GARY L. MOREAU (c)............   President and Chief                 49,219(1)
Director since 1989, Age 40      Operating Officer

Mr. Moreau was elected to the above position in 1991. He previously served as President and Chief Operating Officer of the Oneida Silversmiths Division. He is a director of Fay's Incorporated.

 NAME, PRINCIPAL OCCUPATION AND                                   SHARES OF
   SELECTED OTHER INFORMATION                                    COMMON STOCK
CONCERNING NOMINEES AND DIRECTORS                             BENEFICIALLY OWNED
      AND CERTAIN OFFICERS                                      MARCH 11, 1995
- ---------------------------------                             ------------------

WILLIAM D. MATTHEWS (b) (c)...   Chairman of the Board               91,641(1)
Director since 1973, Age 60

Mr. Matthews has held the above position for more than the past five years. (3)

R. QUINTUS ANDERSON (a) (b)...   Chairman of the Board               21,427
Director since 1994, Age 64      The Aarque Companies

Mr. Anderson has held the above position for more than the past five years.

- --------
TERRY M. FRENCH...............   President, Camden Wire              38,993(1)
                                 Co., Inc. (4)

Nominees for director and directors and officers as a group....     352,031(1)

Individually none of the above individuals owns more than 1% of the Corporation's Common Stock. The nominees for director and directors and officers as a group own 3.2%.
- --------
(a) Member of Audit Committee; (b) Member of Management Development and Executive Compensation Committee (Mr. Matthews is a non-voting ex officio member); (c) Member of Executive Committee.

(1) Includes shares which as of March 11, 1995 could be acquired within 60 days upon the exercise of options in the following amounts: W. Matthews--17,770 shares, G. Moreau--31,660, T. French--28,120, G. Kelsey--29,460, W.
    Stewart--7,200.

(2) Buffalo China, Inc. has Industrial Revenue Authority Bonds in the total principal amount of $1.5 million with Marine Midland Bank, N.A. The Corporation has a $10 million line of credit for short-term borrowing with Marine Midland Bank, N.A.

(3) Mr. Matthews also owns 390 shares of Oneida Ltd. 6% Preferred Stock.

(4) Named executive officer, neither a director nor a nominee.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

  During the past fiscal year, the Board of Directors held eight meetings. All directors, except R. Quintus Anderson who was elected a Director in May, attended more than seventy-five percent of the total number of meetings of the Board of Directors and of the standing committees on which they served. Certain members designated in the Election of Directors section attended the following standing committee meetings:

  Audit Committee. During the past fiscal year, the Committee met three times. None of the members of the Committee is an officer or an employee of the Corporation. The Committee reviews and makes recommendations to the Board of Directors with respect to the independent accountants' management letter and reviews the accounting systems and controls of the Corporation on a continuing basis.

  Management Development and Executive Compensation Committee. During the past fiscal year, the Committee met on two occasions. None of the members of the Committee is an officer or an employee of the Corporation except Mr. Matthews who is a non-voting ex officio member of the Committee. The Committee reviews and establishes the salaries of the officers who are compensated at an annual basic rate of $100,000 or more. The Committee also makes recommendations to the Board of Directors with respect to the organization, management and personnel of the Corporation and has responsibility for administering the Corporation's stock option plans, restricted stock awards and incentive compensation plans.

  The Corporation does not have a standing Nominating Committee.

DIRECTORS' COMPENSATION

  Directors who are not employees of the Corporation receive $14,000 on an annual basis for serving as directors of the Corporation. They also receive $1,250 per Board meeting, $750 each for the first two Committee Meetings held on the day of regular Board Meetings, $400 for the third Committee meeting held on the day of regular Meetings and $750 for Special Committee Meetings not held on the day of regular Board Meetings. Committee Chairpersons receive an additional $50 per Committee Meeting.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table shows for the past three fiscal years the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued, to the Corporation's Chief Executive Officer and each of the Corporation's four other most highly compensated officers.

                                                                            LONG TERM COMPENSATION
                                                                         -----------------------------
                                      ANNUAL COMPENSATION                  AWARDS        PAYOUTS
                       ------------------------------------------------- ---------- ------------------
                                                                         RESTRICTED
  NAME AND PRINCIPAL                   CASH       STOCK     OTHER ANNUAL   STOCK    OPTIONS    LTIP       ALL OTHER
       POSITION        YEAR  SALARY  INCENTIVE INCENTIVE/1/ COMPENSATION AWARDS/2/     #    PAYOUTS/3/ COMPENSATION/4/
  ------------------   ---- -------- --------- ------------ ------------ ---------- ------- ---------- ---------------
William D. Matthews    1994 $253,256 $124,880    $     0          0       $30,707   10,000      $0         $ 7,922
 Chairman & CEO        1993  236,469   72,650     32,298          0        24,217   10,000       0          11,742
                       1992  235,000   51,610          0          0        17,203        0       0          11,615
Gary L. Moreau         1994  215,538  119,850          0          0        30,707   10,000       0           6,524
 Pres. & COO           1993  201,250   72,650     27,482          0        24,217   10,000       0           9,729
                       1992  200,000   51,610          0          0        17,203        0       0           9,618
Terry M. French        1994  168,417   38,277          0          0             0    6,000       0           3,854
 President,            1993  160,667   23,598          0          0             0    5,000       0           2,975
 Camden Wire Co., Inc. 1992  160,000   18,075          0          0             0        0       0           2,702
Glenn B. Kelsey        1994  145,833   56,127          0          0             0    7,000       0           5,892
 Pres., Oneida Food-   1993  133,083   53,253          0          0             0    6,000       0           6,600
 Service, and Int'l.   1992  132,000   44,115          0          0             0        0       0           6,559
 Division
Walter A. Stewart      1994  141,058   45,394          0          0             0    5,000       0          11,084
 Sr. VP Manufacturing, 1993  134,558   40,727          0          0             0    5,000       0          13,078
 Oneida Silversmiths   1992  134,000   44,486          0          0             0        0       0          14,223
 Division

- --------
(1) Messrs. Matthews and Moreau were awarded 2,307 shares and 1,963 shares respectively for 1993 pursuant to the incentive plan based on three-year performance of the Corporation's Common Stock, as described below on page 9; shares are valued at the market price on the date of allocation.

(2) Messrs. Matthews and Moreau each were awarded 2,174 shares of Common Stock for 1994 and 1,900 shares for 1993, and 1,323 shares for 1992, based on the Corporation's performance, pursuant to the incentive plan for the chief executive and chief operating officers, which is described below at pages 9-10.

(3) LTIP: Long-term Incentive Payments.

(4) This category includes (i) allocations of shares to the Employee Stock Ownership Plan as follows: for 1994, W. Matthews--552, G. Moreau--453, G. Kelsey--415, W. Stewart--795; for 1993, W. Matthews--909, G. Moreau--746,
    G. Kelsey--508, and W. Stewart--999; for 1992, W. Matthews--906, G. Moreau--745, G. Kelsey--502, and W. Stewart--1,103; shares are valued at the market price on the dates of allocations; (ii) contributions to the Camden Wire Co., Inc. Employees' Savings and Profit Sharing Income Plan on behalf of Mr. French; and (iii) the Corporation's matching contribution to the executives' 401(k) savings plans: in 1994 and 1992, the Corporation's contribution was $125 for Messrs. Matthews, Moreau, Kelsey and Stewart, and in 1994, Mr. French received a matching contribution of $200.

STOCK OPTIONS

  The following table contains information concerning the grant of stock options under the Corporation's 1987 Stock Option Plan to the five most highly compensated executive officers as of the end of the past fiscal year.

                          OPTION GRANTS IN PAST FISCAL YEAR
                                                                             POTENTIAL
                                                                          REALIZABLE VALUE
                                                                             AT ASSUMED
                                                                          ANNUAL RATES OF
                                                                            STOCK PRICE
                                                                          APPRECIATION FOR
                                           INDIVIDUAL GRANTS                OPTION TERM
                              ------------------------------------------- ----------------
                                       % OF TOTAL
                                        OPTIONS
                                       GRANTED TO  EXERCISE OR
                              OPTIONS EMPLOYEES IN BASE PRICE  EXPIRATION
     NAME                     GRANTED FISCAL YEAR    ($/SH)       DATE     5%($)   10%($)
     ----                     ------- ------------ ----------- ---------- ------- --------
     William D. Matthews..... 10,000      6.6         13.63       2004    $85,700 $217,200
     Gary L. Moreau.......... 10,000      6.6         13.63       2004     85,700  217,200
     Terry M. French.........  6,000      3.9         13.63       2004     51,400  130,200
     Glenn B. Kelsey.........  7,000      4.6         13.63       2004     60,000  152,100
     Walter A. Stewart.......  5,000      3.3         13.63       2004     42,900  108,600

- --------
  NOTE: The 1987 Stock Option Plan provides for grants of common stock options to executive officers and key employees of the Corporation and its subsidiaries. The exercise price for shares granted is the market value of the shares on the date of the grant. The exercise price may be paid by cash or check; from time to time payment has been allowed in other forms, including by exchange of common stock of the Corporation previously held by the executive. The vesting schedule as well as the term during which an option may be exercised are established at the time of the grant.

  The following table sets forth information with respect to the named executives concerning the exercise of options during the past fiscal year and unexercised options held at the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN PAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                                   VALUE OF
                                                    NUMBER OF     UNEXERCISED
                                                   UNEXERCISED   IN-THE-MONEY
                                                   OPTIONS AT     OPTIONS AT
                                                    FY-END(#)      FY-END($)
                                                  ------------- ---------------
                            SHARES
                          ACQUIRED ON    VALUE    EXERCISABLE/   EXERCISABLE/
      NAME                EXERCISE(#) REALIZED($) UNEXERCISABLE  UNEXERCISABLE
      ----                ----------- ----------- ------------- ---------------
      W. Matthews........   35,707     $124,755   17,770/19,865 $102,803/98,200
      G. Moreau..........    4,025       23,158   31,660/21,200  73,150/103,600
      T. French..........    7,200       40,194    28,120/7,440   54,120/54,480
      G. Kelsey..........    8,319       39,964   29,460/15,400   56,850/65,400
      W. Stewart.........   29,810       85,997     7,200/8,600   32,975/50,900

PENSION PLAN TABLE

  The following table shows estimated annual retirement benefits payable at age 65 under the Corporation's qualified defined benefit plan.

      FINAL AVERAGE
     ANNUAL EARNINGS                         10 YEARS 20 YEARS 30 YEARS 40 YEARS
     ---------------                         -------- -------- -------- --------
     $100,000............................... $ 8,984  $17,968  $ 26,953 $ 35,937
      120,000...............................  10,885   21,770    32,655   43,540
      150,000...............................  13,735   27,470    41,205   54,940
      200,000...............................  18,484   36,969    55,454   73,939
      300,000...............................  27,985   55,970    83,955  111,940
      400,000...............................  37,484   74,968   112,453  149,937

  Compensation covered by the plan includes salary and cash incentives reported in the Summary Compensation Table. The normal retirement benefit at age 65 is based on years of service and the average monthly earnings during the three highest paid consecutive calendar years of the ten years of employment preceding retirement. Years of service for the purpose of determining benefits for the named executives are W. Matthews--25 years, G. Moreau--17 years, W. Stewart--44 years, G. Kelsey--14 years.

  These named executives also participate in the Oneida Ltd. Employee Stock Ownership Plan, a defined contribution plan. Allocations for the past fiscal year are reported in the Summary Compensation Table.

  Benefits payable under the defined benefit plan are offset by Social Security and benefits from the ESOP. Benefits are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974.

  Mr. French's retirement benefits are provided by Camden Wire Co., Inc.'s Employees' Savings and Profit Sharing Income Plan. Camden Wire contributions on his behalf are reported in the Summary Compensation Table.

  In addition to the retirement benefits described above, the Corporation maintains a Supplemental Retirement Plan for senior officers. To date, Messrs. Matthews and Stewart have been designated to participate. The Supplemental Plan guarantees an annual retirement allowance upon retirement at age 65 equalling 50% of the participant's average annual final compensation (as defined), with declining percentages down to 40% at age 55. These benefits are offset by the participating officer's other retirement benefits.

CHANGE IN CONTROL AGREEMENTS

  The Corporation has entered into agreements with Messrs. Matthews and Stewart dated October 1, 1982 which will become effective for a limited period if there is a change in Control of the Corporation (as defined below). In such event, certain additional benefits are payable (see below) if the officer is terminated after a Change in Control (i) by the Corporation or its successor, other than for cause or retirement, or (ii) by the officer if he determines that he has suffered a material diminution in his position or that he is unable to carry out the responsibilities of the position he held immediately prior to the Change in Control.

  The agreements, in general, provide that in the event of a Change in Control, the officer will be entitled to continuation of salary, bonus or incentive compensation and participation in benefit plans at the same rate which applied to him in the fiscal year in which the Change in Control occurred. In the event the officer is terminated, for certain reasons described above, following a Change in Control, he will receive monthly payments equal to the highest monthly rate of base salary paid to him during his term of employment with the Corporation plus any applicable bonus or incentive compensation due him as determined using the same basis and formula as in the fiscal year prior to a Change in Control in which a bonus was paid. In addition to these payments, the officer shall be entitled to participate and be included in any pension or retirement plan, stock option plan, employee welfare benefit plan or executive benefit plan in existence on the date of the Change in Control. The agreements will terminate five years after the date of any Change in Control.

  The agreements define a Change in Control as a change in control of a nature that would be required to be reported or disclosed by the Corporation in response to the requirements of the rules and regulations of the Securities and Exchange Commission as in effect on September 1, 1982; provided that such a Change in Control will have occurred if and when (i) any person becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities, or (ii) there is a change in the composition of the Board of Directors during any consecutive twenty-four month period beginning after September 1, 1982, such that the directors for whom the officer shall have voted cease to constitute a majority of the Board.

  The Corporation has also entered into agreement with Messrs. French, Kelsey and Moreau and two other executive officers dated July 26, 1989. The agreements, in general, provide that in the event the officer's employment is terminated as a result of a Change in Control, the officer will be entitled to a severance payment equal to 2.99 times his average annual compensation (as defined), health insurance for three years following termination and a supplemental pension benefit.

  These agreements define a "Change in Control" as an event where (A) any "person," such as term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; (B) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (A), (C) or (D) of this Section) whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (C) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 20% of the combined voting power of the Corporation's then outstanding securities; or (D) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

  In 1989 the Board of Directors also approved an Employee Security Plan which provides severance benefits for all eligible employees of the Corporation who lose their jobs in the event of a Change in Control. Employees are eligible for these benefits if they have one year or more of service. Executive officers who are parties to the agreements described above are not eligible for the Employee Security Plan benefits.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

  Decisions on compensation of the Corporation's executives generally are made by the Management Development and Executive Compensation Committee of the Board of Directors ("Compensation Committee"). This committee consists of the seven non-employee directors of the corporation. Mr. Matthews, as Chairman of the Board and Chief Executive Officer, sits on the committee as well, but as a non-voting, ex officio member.

  This Compensation Committee report provides the policies and philosophy underlying decisions regarding executive compensation for 1994 and how they affected Mr. Matthews, in particular, and in general Messrs. Moreau, Stewart, Kelsey and French--the four executive officers other than Mr. Matthews who for 1994 were the Corporation's most highly paid executives.

ONEIDA'S EXECUTIVE COMPENSATION POLICIES

  Oneida's executive compensation programs are designed to retain and reward executives who are capable of leading the Corporation in achieving its business objectives in an industrial and market environment characterized by growth, complexity, competition and change.

  Increasingly, compensation is provided in the form of cash or stock-based incentive plans intended to integrate pay with the Corporation's annual and long-term performance goals, recognizing both individual initiative and achievements as well as contributions toward overall divisional and corporate performance.

  Executive officers other than the named senior executives are eligible for selection as participants in the corporation's executive incentive plans. Moreover, all employees of the Corporation's Oneida Silversmiths Division and Camden Wire Co., Inc. subsidiary participate in an annual profit sharing plan based on the performance of their business unit. However, these employees typically receive a larger percentage of their compensation in salary than do senior executives.

  As a result of the emphasis on tying executive compensation to business performance, compensation may fluctuate from year to year. Historically, in successful years, a substantial portion of senior executives' total compensation was earned through incentives. In less profitable years, no incentive compensation is paid.

  Annual compensation for Oneida's senior management consists of three elements:

    1.Salary -- In general, salaries are influenced by compensation paid executives of corporations with similar revenues and scopes of operation. Within that framework, individual salaries reflect personal contribution and performance as well as experience and years of service. In evaluating an executive's personal contribution and performance, the Corporation considers the individual's contribution to the overall performance of the Corporation or division; effectiveness in budget management; performance in assigned special projects; and managerial ability.

    2.Annual Cash Incentive -- These annual incentive payments are tied directly to corporate or business unit performance:

      a.Corporate -- For senior executives with corporate responsibilities, their incentive measurements for 1994 were Return on Equity and Income before Taxes. These two factors reflect the Corporation's relative emphasis on return and growth;

      b.Other -- For senior executives whose responsibilities are limited to a division or subsidiary, incentives are based on their business unit's operating income and cash flow.

    3.Stock Awards and Options -- The Corporation believes its senior executives should have a greater equity interest in the Corporation as a way of aligning their interests with those of shareholders. Long-term incentive programs have been designed with this interest in mind:

      a.Stock option grants -- These provide an incentive that focuses executives' attention on managing the Corporation from the perspective of an owner with an equity stake in the business. Because the option price is the fair market value of a share at the time of the grant, stock options are tied to the future performance of stock and will provide value to the recipient only when the price of stock rises above the option grant price;

      b.Restricted stock awards -- The Corporation's plan is intended to promote the growth and profitability of the Corporation by providing long-term equity rewards to key employees who are expected to have a significant impact on the performance of the Corporation. These awards provide a long-term focus since, in general, the stock is restricted from being sold, transferred or assigned and is forfeitable until it vests.

THE CHIEF EXECUTIVE'S 1994 COMPENSATION

  SEC regulations require the Compensation Committee to discuss its bases for decisions affecting Mr. Matthews' 1994 compensation in relation to the Corporation's performance during the past fiscal year.

  The Compensation Committee's general approach in setting Mr. Matthews' annual compensation seeks to reflect compensation levels of other companies with similar revenues and scopes of operation, but to provide a large percentage of his target compensation based on objective long-term performance criteria. This provides an incentive to work toward clearly defined long-term goals while providing stability by giving Mr. Matthews some certainty in the level of his compensation through the non-performance based elements.

  Historically, Mr. Matthews' compensation has been well below the average levels of comparable companies. During the 1992 and 1993 fiscal years, the Compensation Committee took steps to bring the chief executive's salary, as well as that of the chief operating officer, more in line with their peers in other companies through the adoption of two performance-based incentive programs--one based on the long-term performance of the Corporation's stock and the other based on corporate performance during the previous year.

  In the stock performance-based plan, payouts are determined by the average annual growth in earnings per share of the Corporation's Common Stock over the prior three-year period. In years when the performance goals are met, the CEO and COO may elect to receive their award in cash or stock or a combination of both. A stock selection is encouraged by setting the election price at 80 percent of the average Common Stock prices on the last day of each of the preceding four fiscal quarters.

  Mr. Matthews' 1994 incentive under this plan was based on achieving 87 percent of the plan's performance goals.

  The remainder of Mr. Matthews' performance-based compensation for 1994 derived from the plan for the chief executive officer and the chief operating officer which provides for annual cash incentives as well as restricted stock awards based on corporate performance during the preceding fiscal year. The features of this plan are:

    1.Payouts are based on a formula of 50 percent Return on Equity and 50 percent Income before Taxes, reflecting the Corporation's present relative emphasis on return and growth;

    2.The plan incorporates base or platform performance objectives which must be met before any payments are made. These performance objectives are set for a two-year period. They are based on goals for good performance, rather than levels which happen to be attainable in a given year;

    3.In years when performance goals are met, in addition to their cash incentive, the CEO and COO will be considered for restricted stock awards. The value of the stock award will be one-third of the profit sharing payout, with the number of shares determined by market price.

  Mr. Matthews' cash and stock incentives under this plan were based on achieving 91 percent of the plan's target amount.

  In 1994, the chief executive's salary reflects a 7 percent increase in comparison with the preceding year. His 1993 salary represented an increase of less than 1 percent from 1992. The chief executive's overall compensation for 1994, however, reflects the awards provided in his performance-based incentives. As such, it is directly related to the Corporation's performance during the past fiscal year in which the Corporation posted a 23 percent gain in per share earnings, as well as the longer term appreciation of the Corporation's stock.

  Mr. Matthews, with other Corporation executives, participates in the stock option program discussed above. An option to purchase 10,000 shares was awarded to him in 1994.

  During the past fiscal year, Mr. Matthews exercised stock options granted him in 1984, 1985, 1987, 1990, and 1991. The options had an exercise price equal to the market price of the Corporation's stock on the date the options were granted and vested on the basis of Mr. Matthews' continued employment with the Corporation. Thus, the amount realized by Mr. Matthews upon exercise of the options resulted directly from appreciation in the Corporation's stock price during the period.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

David E. Harden, Chairman
Robert F. Allen
William F. Allyn
R. Quintus Anderson
Georgia S. Derrico
Edward W. Duffy
Raymond T. Schuler
William D. Matthews, ex officio

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Matthews, the Corporation's chief executive officer, sits on the Compensation Committee as a non-voting, ex officio member. He does not participate in discussions of matters which directly affect his compensation.

                      1991-1995 STOCKHOLDERS' RETURN GRAPH

  The following line graph compares the cumulative total shareholder return of the Corporation's Common Stock with the returns for the Standard & Poor's 500 Stock Index ("S&P 500") and for three line-of-business groups for the period covering the corporation's past five fiscal years. The selection of each of the line-of-business groups is explained in the notes below the graph. The return values are based on an initial investment of $100 on January 31, 1990, in the Corporation's Common Stock, in the S&P 500 and in each of the line-of-industry groups, with all dividends treated as reinvested and each component company weighted by its start-of-year market capitalization.

    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG S&P 500, METALS,
         METALS/HOUSEWARES (25%/75%), HOUSEHOLD APPLIANCES, AND ONEIDA
         -------------------------------------------------------------

                             [GRAPH APPEARS HERE]

                             1990      1991     1992     1993     1994     1995
                             ----      ----     ----     ----     ----     ----
ONEIDA                      $100.00   $ 71.0   $119.7   $103.9   $123.2   $121.8
S&P 500                     $100.00   $108.4   $132.9   $147.0   $165.8   $166.7
METALS                      $100.00   $ 98.8   $104.7   $105.4   $130.4   $124.3
METALS/HOUSEWARES (25%/75%) $100.00   $ 89.2   $174.5   $193.1   $160.5   $154.7
HOUSEHOLD APPLIANCES        $100.00   $ 65.3   $ 70.1   $ 59.3   $ 82.1   $ 97.4

NOTE: Assumes an initial investment of $100 on January 31, 1990. Total return includes reinvestment of dividends.

NOTES:

(1) The companies comprising the "Metals" group are those classified by Moody's under "Metal Products" and by Value Line under "Metal Fabricating Industry", excluding any company which had a market capitalization in excess of $500 million at the start of any of the fiscal years covered. These companies are: Allied Products, Amcast Industrial, Ampco-Pittsburgh, Commercial Metals, Fansteel, Handy & Harman, Kuhlman, Lawson Products, Oregon Metallurgical, SPS Technologies, and Transtechnology.

(2) The companies comprising the "Metals/Housewares (25%/75%)" group are the companies listed above for the "Metals" group, plus those companies comprising the Investor's Business Daily "Housewares" stock price index, excluding any company which had a market capitalization in excess of $500 million at the start of any of the fiscal years covered. The "Housewares" companies are: Decora Industries, Ekco Group, General Housewares, Libbey, Lifetime Hoan and Selfix. The investment returns for this composite group were weighted 25% for the "Metals" group and 75% for the "Housewares" group. This weighting reflects approximately the division between the Corporation's industrial operations and the consumer and food service operations in terms of average assets, revenues and earnings over the past five fiscal years.

(3) The Companies for the "Household Appliance" group are those companies comprising the Investor's Business Daily "Household--Appliances" stock price index, excluding any company which had a market capitalization in excess of $500 million at the start of any of the fiscal years covered. These companies are: Duracraft, Fedders, Health-Mor, Middleby, Rival, Salton/Maxim Housewares, Specialty Equipment Companies and Toastmaster.

(4) The Corporation was previously a component of Investor's Business Daily's "Household--Appliances" stock price index. It is now a component of the "Housewares" index. In prior proxy statements the stockholder performance graph comparisons for corporations used separate lines for the "Metals" and "Household--Appliances" groups as the required line-of-business comparison. In future years the Corporation intends to use only the "Metals/Housewares 25%/75%" group for the line-of-business comparison. The S&P 500 is used to meet the requirement that the graph include a recognized broad-based stock market index.

            APPROVAL OF AN AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

  In 1970, the Board of Directors adopted an Employee Stock Purchase Plan (the "Purchase Plan") to promote the interests of Oneida Ltd. and its stockholders by encouraging and enabling employees to acquire a proprietary interest in the Corporation and an increased personal interest in its continued success and progress. The Purchase Plan, as amended, provides for the issuance of a maximum of 1,300,000 shares of authorized but unissued $1.00 par value Common Stock, subject to adjustments for stock distributions, etc.

  As of January 28, 1995, 610,900 shares remained available for sale under the Purchase Plan. On July 1, 1994, eligible employees became entitled to purchase 459,127 shares through the Purchase Plan. As of January 28, 1995, 3,617 of these shares had been purchased. Any option to purchase these shares unexercised by June 30, 1995 will expire and become available for future sale.

  To insure that sufficient shares are available for options to employees during the July 1, 1995 and future offering periods, the Board of Directors, subject to the approval of stockholders, has amended the Plan to increase by 500,000 Common shares the number of shares covered by the Plan. The proposed amendment authorizing an additional 500,000 shares of Common Stock for issuance under the Plan will be submitted to a vote at the Annual Meeting.

  Approximately 4,750 employees of Oneida Ltd. and its subsidiaries including executive officers are able to participate in the Purchase Plan on a pro rata basis. The following table shows for the past fiscal year the number of shares and the net value of the options to the executive officers named in the Cash Compensation table, executives as a group and non-executive employees as a group.

                      EMPLOYEE STOCK PURCHASE PLAN -- 1994


                                                        DOLLAR     NUMBER
NAME AND POSITION                                     VALUE(/1/)  OF SHARES
- -----------------                                     ----------  ---------
William D. Matthews..................................  $ 1,783       1,265
 Chairman & CEO

Gary L. Moreau ......................................    1,653       1,173
 President & COO

Terry M. French .....................................    1,007         712
 President,
 Camden Wire Co., Inc.

Glenn B. Kelsey .....................................    1,080         766
 Pres., Oneida Foodservice,
 and Int'l Division

Walter A. Stewart....................................    1,026         728
 Sr. V.P. Manufacturing,
 Oneida Silversmiths Div.

Executive Group......................................    8,736       6,174

Non-Executive Employee Group.........................  640,928     452,953

- ----------------

  NOTE: Because the benefits that will be received or allocated under the Plan are not determinable, the benefits allocated for the last completed fiscal year are provided.

  (1) Dollar value represents the difference at the date of allocation between the market price of shares of the Company's Common Stock and the purchase price for beneficiaries of the Plan.

  All participants in the Purchase Plan received rights to purchase 459,127 shares in 1994.

  Options to purchase shares under the Plan have been offered annually since July 1, 1970 and on each succeeding July 1st since that date to all regular full-time employees of the Corporation and certain subsidiaries with more than three months' service as of each offering date.

  During each offering period, each eligible employee with eighteen months or more of service prior to the offering date receives an option to purchase one share of Common Stock for each $250 unit of compensation or major fraction thereof earned during the most recent calendar year prior to each July 1 offering date. Each eligible employee with less than eighteen but at least twelve months' service prior to the offering date may purchase shares on the basis of his or her total earnings during the twelve-month period immediately following the date of employment. Each eligible employee with less than twelve months' service prior to the offering date may purchase shares on the basis of his or her total earnings from the date of employment through June 30th.

  In the event employees at any time become entitled to receive options under the Purchase Plan which would result (if the options were granted on that basis) in the granting of options covering more than the shares of Common Stock remaining under the Purchase Plan, the Corporation has the right to grant the options on a pro rata basis to employees to avoid issuing more than the aggregate number of shares authorized under the Purchase Plan.

  The price at which employees may purchase their shares is 90% of the fair market value of the stock on the offering date or 90% of the fair market value of the stock on the exercise date, whichever amount is less. The offering date is July 1st of each year and the exercise date is the date of purchase.

  The Board of Directors has authority to terminate or amend the Purchase Plan at any time without the approval of stockholders, except the Board may not amend the Purchase Plan to increase the number of shares available for purchase, to decrease the purchase price or to change the definition of eligible employees without stockholder approval.

  The Plan is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code (the "Code"). Under the Code, a United States employee who elects to participate in an offering under the Plan will not realize income at the time of the offering or when the stock which he purchases is transferred to him.

  If an employee disposes of stock transferred to him under the Purchase Plan after two years from the July 1st date of the offering of such stock and one year from the date of the transfer of such stock to him, or if the employee dies while owning stock transferred to him under the Purchase Plan, the employee will be required to include in income as compensation for the year in which such disposition or death occurs an amount equal to the lesser of (a) the excess of the market value of such stock at the time of disposition or death over the purchase price, or (b) 10% of the market value of stock at the time of the offering. The employee's basis in such stock at the time of disposition will be increased by an amount equal to the amount includible in his income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be long-term capital gain or loss. In such event, the Corporation will not be entitled to any deduction from income.

  If an employee disposes of such stock within such two-year period or one-year period, the employee will be required to include in income as compensation for the year in which such disposition occurs an amount equal to the excess of the market value of such stock on the date of purchase over the purchase price. The employee's basis in such stock at the time of disposition will be increased by an amount equal to the amount includible in his income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period of such stock. In the event of a disposition within such two-year period or one-year period, the Corporation will be entitled to a deduction from income in an amount equal to the amount the employee is required to include in income as compensation as a result of such disposition.

  Under the New York Business Corporation Law, the vote of a majority of the shares of Common Stock outstanding and entitled to vote is required for approval of the Amendment to the Purchase Plan.

  The Board of Directors recommends that the stockholders vote FOR approval of the amendment of the Purchase Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

                        APPROVAL OF INDEPENDENT AUDITORS

  The Audit Committee of the Board of Directors has recommended the appointment of Coopers & Lybrand as independent certified public accountants. The Board of Directors of the Corporation has appointed Coopers & Lybrand for the purpose of auditing the Corporation's accounts for the fiscal year ending January 27, 1996 and stockholder approval of such appointment is requested.

  The Board of Directors considers such auditors to be well qualified and recommends a vote FOR the proposal to approve the appointment of Coopers & Lybrand. In the event such appointment is not approved by stockholders, the Board of Directors will appoint other auditors at the earliest feasible time.

  Representatives from Coopers & Lybrand will attend the Annual Meeting with the opportunity to make a statement and to answer questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be presented at the 1996 Annual Meeting must be received by the Corporation no later than December 29, 1995, in order to be included in the 1996 Proxy Statement and Proxy relating to that meeting.

                                 OTHER MATTERS

  Other than the foregoing, the Board of Directors knows of no matters which will be presented at the Annual Meeting for action by stockholders. However, if any other matters properly come before the meeting, or any adjournment thereof, it is anticipated that the proxies will be voted according to the best judgment of the persons acting by authorization of the proxies.

  The Annual Report of the Corporation for the fiscal year ended January 28, 1995 including audited financial statements has been mailed to the stockholders.

                                        By Order of the Board of Directors

                                        /s/ Catherine H. Suttmeier
                                            Catherine H. Suttmeier
                                                 Secretary

Oneida, New York
April 28, 1995

PROXY                                                             PROXY

                    ONEIDA LTD.--ANNUAL MEETING MAY 31, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  THE UNDERSIGNED, A HOLDER OF COMMON STOCK OF ONEIDA LTD., HEREBY APPOINTS WILLIAM D. MATTHEWS, WALTER A. STEWART, AND DAVID E. HARDEN, AS PROXIES OF THE UNDERSIGNED WITH FULL POWER OF SUBSTITUTION AND REVOCATION, TO VOTE ALL SHARES OF THE STOCK OF ONEIDA LTD. WHICH THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS OF ONEIDA LTD. TO BE HELD MAY 31, 1995, AND AT ANY ADJOURNMENTS THEREOF, HEREBY REVOKING ANY OTHER PROXY HERETOFORE GIVEN. A MAJORITY OF SAID PROXIES OR THEIR SUBSTITUTES AS SHALL BE PRESENT AND ACTING AT THE SAID MEETING SHALL HAVE AND MAY EXERCISE ALL THE POWERS OF SAID PROXIES HEREUNDER. THE SAID PROXIES ARE INSTRUCTED:


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

   [                                                    ]

                                            VOTE FOR
                                           all nominees
                                           listed below;
                                            except vote
                                         withheld from the     VOTE WITHHELD
                                          nominees listed         from all
                                         at left (if any).        nominees.

1. ELECTION of the following nominees            [_]                 [_]
   as directors for the term indicated:
   W. Allyn, D. Harden and W. Stewart
   for a three-year term expiring May
   27, 1998;
- ----------------------------------------       For     Against   Abstain
2. TO VOTE on the proposal to approve          [_]       [_]       [_]
   the appointment of Coopers & Lybrand
   as independent auditors;




3. TO VOTE on the proposal to approve an       For     Against   Abstain
   amendment to the Oneida Ltd. Employee       [_]       [_]       [_]
   Stock Purchase Plan;

4. To act in their discretion on such
   other matters as may properly come
   before said meeting or any
   adjournment thereof.


  SHARES WILL BE VOTED AS SPECIFIED AND WHERE NO SPECIFICATION IS MADE THE
  VOTE OF THE UNDERSIGNED WILL BE CAST FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS OUTLINED IN (2) AND (3).
  Dated _________________________________________________________________, 1995

  ______________________________________________________________________ (L.S.)

  ______________________________________________________________________ (L.S.)

  NOTE: The signature should exactly correspond with the name or names in which the stock is registered as shown at the left. If jointly owned, bothsignatures are required.

  IMPORTANT: PLEASE SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE
             ACCOMPANYING ENVELOPE.